EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-27141) of IOS Capital, Inc. and in the related Prospectus of our report dated October 25, 1999, except for the first sentence of the fourth paragraph of note 5, as to which the date is December 9, 1999, with respect to the financial statements of IOS Capital, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Philadelphia, Pennsylvania
December 21, 2001